Exhibit (a)(21)

DEUTSCHE SECURITIES TRUST

Amendment of Amended and Restated Declaration of Trust

The undersigned, being at least a majority of the duly elected and qualified Trustees of Deutsche Securities Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the authority granted to the Board of Trustees in the Amended and Restated Declaration of Trust dated June 2, 2008, as amended (the “Declaration of Trust”), do hereby amend Article I, Section 1.1 of the Declaration of Trust, as follows:

The name of the Trust is hereby changed from “Deutsche Securities Trust” to “Deutsche DWS Securities Trust” effective July 2, 2018.

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this instrument as of this 16th day of May 2018.

/s/ John W. Ballantine	/s/ Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/ Dawn-Marie Driscoll	/s/ Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/ Paul K. Freeman	/s/ Richard J. Herring
Paul K. Freeman, Trustee	Richard J. Herring, Trustee
/s/ William McClayton	/s/ Rebecca W. Rimel
William McClayton, Trustee	Rebecca W. Rimel, Trustee
/s/ William N. Searcy, Jr.	/s/ Jean Gleason Stromberg
William N. Searcy, Jr., Trustee	Jean Gleason Stromberg, Trustee